Exhibit 10.45

[*] indicates that a confidential portion of the text of this agreement has been omitted.


                                LICENSE AGREEMENT


     This License Agreement (this "Agreement"), effective as of October 16, 2002 (the "Effective Date"), is entered into by and between XOMA Ireland Limited, a company with limited liability organized under the laws of the Republic of Ireland having offices at Shannon Airport House, Shannon, County Clare, Ireland (with its Affiliates, "XOMA"), and DYAX Corp., a corporation organized under the laws of the State of Delaware having offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. (with its Affiliates, "DYAX").

                                   BACKGROUND

     A. XOMA is the owner or exclusive licensee of certain patent rights and know-how relating to bacterial cell expression, and DYAX wishes to acquire non-exclusive licenses under such patent rights and know-how; and

     B. XOMA is willing to grant DYAX non-exclusive licenses, on the terms and conditions set forth below, in order to permit DYAX to engage in certain research, development and commercial activities; and

     C. DYAX is the owner or exclusive licensee of certain patent rights relating to phage display technologies (generally known as the Ladner and related patent rights), and XOMA wishes to acquire non-exclusive licenses under such patent rights; and

     D. DYAX is willing to grant XOMA non-exclusive licenses, on the terms and conditions set forth below, in order to permit XOMA to engage in certain research, development and commercial activities.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS


     In this Agreement, the following terms shall have the meanings set forth in this Article.

     1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For purposes of this Agreement, "control" (including, with correlative meanings, the terms "controlled" and "con-trolling") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject corporation or other entity, whether through the ownership of voting securities, by agreement or otherwise.

     1.2 "Antibody Phage Display" means the authorized use of Licensed Antibody Phage Display Materials to conduct Research and Development.

     1.3 "Change in Control" means, with respect to DYAX Corp. or XOMA Ltd., any transaction or series of transactions as a result of which any person or group (as defined under the U.S. Securities Exchange Act of 1934, as amended) becomes, directly or indirectly, the beneficial owner of more than fifty percent (50%) of the total voting power of such entity's equity securities or otherwise gains control of such entity.

     1.4 "Commercial Antibody Phage Display Business" means, with respect to immunoglobulin or antibody phage display services, immunoglobulin or antibody phage display libraries, immunoglobulin or antibody phage display products or immunoglobulin or antibody phage display materials, the out-licensing, commercial manufacture, sale, offer for sale, import for sale or export for sale of such immunoglobulin or antibody phage display services, libraries, products and materials.

     1.5 "Confidential Information" means any proprietary or confidential information or material disclosed by a party to the other party pursuant to this Agreement, which is (i) disclosed in tangible form hereunder and is designated thereon as "Confidential" at the time it is delivered to the receiving party, or
(ii) disclosed orally hereunder and identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.6 "Development Partner" means a Third Party from whom a party either in-licenses a target for development and/or commercialization by the in-licensing party or with whom a party shares the economic risk of development or commercialization of a target or product being developed or commercialized on behalf of the applicable party.

     1.7 "Dispose" means to transfer, assign, lease, or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell. "Disposition" shall have the correlative meaning.

     1.8 "DYAX Collaborator" means any person or entity who is an authorized end-user of Licensed Antibody Phage Display Materials, the intended recipient of Licensed Immunoglobulins or Licensed Immunoglobulin Information transferred from DYAX and/or a person or entity on whose behalf DYAX knowingly engages in Antibody Phage Display; provided, however, that such person or entity shall not be deemed to be a DYAX Collaborator unless and until the requirements of Section 2.5 are complied with. Except as expressly set forth on Schedule 2.9(i), no person or entity shall be deemed to be a DYAX Collaborator if such person or entity is engaged in a Commercial Antibody Phage Display Business unless, pursuant to a written agreement (other than this Agreement), executed after the Effective Date, XOMA has granted to such person or entity a valid license or covenant not to sue under the XOMA Patent Rights which explicitly extends to the activities identified in this third to last sentence of Section 1.8. XOMA shall provide DYAX prompt written notice of those written agreements or covenants not to sue which satisfy the requirements of the prior sentence. No person or entity may claim the status of DYAX Collaborator with respect to any acts or activities which are unrelated to the use of Licensed Antibody Phage Display Materials provided by DYAX.

     1.9 "DYAX Patent Rights" means the patent applications and patents listed on Schedule 1.9 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned or licensed by DYAX, whether now existing or obtained in the future, which DYAX has the right to license or sublicense and which would be infringed by the activities of XOMA contemplated hereunder but for this Agreement. DYAX Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by DYAX and (ii) any patents or patent applications, whether now existing or obtained in the future, owned or controlled by DYAX containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

     1.10 "First Commercial Sale" shall mean the initial transfer by DYAX (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which DYAX and/or a Development Partner of DYAX is a participant) of a Product for value and not for demonstration, testing or promotional purposes.

     1.11 "Immunoglobulin" means any molecule, including without limitation, full immunoglobulin molecules (e.g., IgG, IgM, IgE, IgA and IgD molecules) and ScFv, Fv and Fab molecules, that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein that amino acid sequence consists essentially of a functionally operating region of an antibody variable region including, without limitation, any naturally occurring or recombinant form of such a molecule.

     1.12 "Licensed Antibody Phage Display Materials" means (i) any collection or library of polynucleotide sequences, created by and under the exclusive control of DYAX, which encodes at least one Immunoglobulin and which is contained in filamentous bacterio-phage and/or bacteriophage or phagemid cloning vectors capable of propagation in bacteria; or (ii) any collection or library of bacteriophage, created by or under the exclusive control of DYAX, wherein an Immunoglobulin is expressed as a fusion protein comprising an Immunoglobulin or at least a functionally operating region of an antibody variable region and an outer surface polypeptide of a bacteriophage. For the avoidance of doubt, and without expanding the definition thereof, specifically excluded from the definition of Licensed Antibody Phage Display Materials are (x) any article of manufacture or composition of matter suitable for display, expression or secretion of an Immunoglobulin in or from any organism or system other than bacteria and (y) any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the control of any entity, other than DYAX, engaged in a Commercial Antibody Phage Display Business; provided, that, notwithstanding the foregoing, any materials or composition of matter otherwise meeting the definition of Licensed Antibody Phage Display Materials but created by or under the exclusive control of a DYAX Collaborator shall constitute Licensed Antibody Phage Display Materials, but only to the extent derived by such DYAX Collaborator exclusively from Licensed Antibody Phage Display Materials created by or under the exclusive control of DYAX and properly transferred by DYAX to such DYAX Collaborator in accordance with the applicable provisions of this Agreement and such DYAX Collaborator acknowledges that the transfer restrictions and other provisions hereof apply thereto.

     1.13 "Licensed Immunoglobulin" means any Immunoglobulin discovered, isolated or characterized by DYAX or a DYAX Collaborator (as defined above) through the use of Licensed Antibody Phage Display Materials.

     1.14 "Licensed Immunoglobulin Information" means any data, know-how or other information relating, concerning or pertaining to a Licensed Immunoglobulin, including, without limitation, data, know-how or other information characterizing or constituting such Licensed Immunoglobulin's polynucleotide or amino acid sequence, purported function or utility, antigen binding affinity, or physical or biochemical property.

     1.15 "Net Sales" means, solely with respect to sales by DYAX (either directly or through a Third Party, including without limitation any joint venture or similar arrangement in which DYAX and/or a Development Partner of DYAX is a participant), the gross amount invoiced by DYAX (or such joint venture or similar arrangement) to an independent Third Party less the following items:

     (a) Trade, cash and quantity discounts actually allowed and taken directly with respect to such sales;

     (b) Excises, sales taxes or other taxes imposed upon and paid directly with respect to such sales (excluding national, state or local taxes based income);

     (c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of rebates or retroactive price reduction; and

     (d)  Freight, transportation and insurance.

Net Sales shall not include any consideration received by DYAX (or any such joint venture or similar arrangement) in respect of the sale, use or other disposition of such Product in a country as part of a clinical trial prior to the receipt of all regulatory approvals required to commerce full commercial sales of such Product in such country, except sales under "treatment INDs," "named patient sales," "compassionate use sales," or their equivalents pursuant to which DYAX (or any such joint venture or similar arrangement) is entitled, under applicable laws, regulations and regulatory policies, to recover costs incurred in providing such Product to patients.

     1.16 "Product" means any composition of matter or article of manufacture, including without limitation any diagnostic, prophylactic or therapeutic product, which (a) contains a Licensed Immunoglobulin; or (b) was discovered or created by, arose out of or is related to use of Licensed Antibody Phage Display Materials or the conduct of Antibody Phage Display by DYAX or a DYAX Collaborator; or (c) is sold by or on behalf of DYAX or a DYAX Collaborator under conditions which, if unlicensed, would constitute infringement of the XOMA Patent Rights.

     1.17 "Research and Development" means the identification, selection, isolation, purification, characterization, study and/or testing of an Immunoglobulin for any purpose, including, without limitation, the discovery and development of human therapeutics or diagnostics. Included within the definition of "Research and Development" shall be all in vitro screening or assays customarily performed in pre-clinical and clinical research and uses associated with obtaining FDA or equivalent agency regulatory approval. "Research and Development" shall not include commercial or industrial manufacture or any activities solely directed to the creation of such capacities.

     1.18 "Research Quantities" means those quantities of an Immunoglobulin reasonably required for Research and Development purposes.

     1.19 "Third Party" means any person or entity other than DYAX or XOMA.

     1.20 "Valid Claim" means (i) a claim of an issued and unexpired patent included within the DYAX Patent Rights or the XOMA Patent Rights, as the case may be, which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unen-forceable through reissue or otherwise, or (ii) a claim of a pending patent application within the DYAX Patent Rights or the XOMA Patent Rights, as the case may be.

     1.21 "XOMA Field of Use" means all fields except for in vivo diagnostics for so long as the license granted by DYAX to Bracco Holding, B.V. and Bracco International, B.V. for in vivo diagnostics remains exclusive.

     1.22 "XOMA Know-How" means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future, owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of DYAX or the DYAX Collaborators contemplated hereunder but for this Agreement. XOMA Know-How shall not include the XOMA Patent Rights. All XOMA Know-How shall be confidential information of XOMA.

     1.23 "XOMA Patent Rights" means the patent applications and patents listed on Schedule 1.23 hereto and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisions, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned by XOMA which XOMA has the right to license or sublicense and which would be infringed by the activities contemplated hereunder but for this Agreement. XOMA Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by XOMA and (ii) any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

     The above definitions are intended to encompass the defined terms in both the singular and plural forms.


                                    ARTICLE 2

                          XOMA GRANT OF RIGHTS TO DYAX


     2.1 License Grants. Subject to the other terms and conditions of this Agreement, XOMA hereby grants to DYAX a worldwide, non-exclusive, non-transferable (other than as provided in Section 9.2) license, without any right to sublicense, under the XOMA Patent Rights and the XOMA Know-How to:

     (a) solely on its own behalf and on behalf of a DYAX Collaborator, make or have made Licensed Antibody Phage Display Materials;

     (b) solely on its own behalf, on behalf of a Development Partner of DYAX and on behalf of a DYAX Collaborator and in any event solely for Research and Development purposes, conduct Antibody Phage Display;

     (c) solely on its own behalf, on behalf of a Development Partner of DYAX and on behalf of a DYAX Collaborator, make or have made Research Quantities of a Licensed Immunoglobulin;

     (d) solely on its own behalf and on behalf of a DYAX Collaborator, transfer Antibody Phage Display Materials;

     (e) solely on its own behalf, on behalf of a Development Partner of DYAX and on behalf of a DYAX Collaborator, transfer Research Quantities of a Licensed Immunoglobulin or Licensed Immunoglobulin Information to a DYAX Collaborator or a Development Partner of DYAX;

     (f) solely on its own behalf and on behalf of a DYAX Collaborator, sell, offer to sell, import and export Licensed Immunoglobulins;

     (g) solely on its own behalf, on behalf of a Development Partner of DYAX and on behalf of a DYAX Collaborator, use Licensed Immunoglobulins; and

     (h) solely on its own behalf and on behalf of a Development Partner of DYAX make or have made for commercial purposes, use, offer for sale, sell, import and export Products for use in the treatment, prophylaxis, diagnosis or monitoring of a human disease state or condition.

     For the sake of clarity, (i) the licenses granted in Section 2.1 are personal to DYAX and are to be used on behalf of any DYAX Collaborator or Development Partner of DYAX only in respect of or in connection with the activities that such DYAX Collaborator or Development Partner of DYAX is engaged in that are the basis for meeting the definition of DYAX Collaborator or Development Partner of DYAX, as the case may be, and not any other activities, and (ii) without limiting the foregoing, the license granted in Section 2.1(h) is not to be used on behalf of any DYAX Collaborator or any other Third Party that is not a Development Partner of DYAX.

     2.2 XOMA Transfer to DYAX. Within thirty (30) days of the Effective Date, XOMA shall transfer to DYAX, at a reasonable place and time of DYAX's direction, the materials identified on Schedule 2.2.

     2.3 Covenant Not To Sue. In partial consideration for the payments set forth in Sections 4.1 and 4.2, XOMA covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How against DYAX, any Development Partner of DYAX or any DYAX Collaborator solely to the extent reasonably necessary to permit the authorized use of Licensed Antibody Phage Display Materials, Licensed Immunoglobulins or Licensed Immunoglobulin Information for activities or in a manner otherwise permitted under the provisions of this Agreement. The parties agree that the covenant not to sue provided by this Section 2.3 (i) is a covenant that transfers with any assignment or sale of, or grant of an exclusive license (with the right to enforce) under, the applicable XOMA Patent Rights by XOMA and (ii) without limiting or expanding the provisions of Section 9.2, shall be binding upon any permitted successors or assigns of XOMA. XOMA agrees to use commercially reasonable efforts to assist DYAX in recording in a form reasonably acceptable to XOMA the covenant not to sue provided by this Section 2.3, as permitted, with the U.S. Patent and Trademark Office. The covenant not to sue provided by this
Section 2.3:

     (a) shall not extend to infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How arising out of making or the means or methods used to make any amount of a Licensed Immunoglobulin or Product other than Research Quantities (except as authorized by Section 2.1(h));

     (b) shall become void and without effect as to any entity or person who claims its benefit but fails to materially discharge or comply with any term of its written agreement with DYAX provided for in Section 2.5;

     (c) is personal to DYAX, such Development Partner of DYAX and such DYAX Collaborator and cannot be assigned or transferred; and

     (d) does not constitute a release or waiver of past, present or future infringement of the XOMA Patent Rights or misappropriation of the XOMA Know-How by DYAX or any Third Party, including, without limitation, any DYAX Collaborator acting outside of the scope of the written agreement with DYAX provided for in Section 2.5.

     2.4 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to DYAX, a Development Partner of DYAX or a DYAX Collaborator other than as expressly provided for in this Agreement. For the avoidance of doubt, the grants of rights made pursuant to Sections 2.1 and
2.3 do not include, and expressly exclude, the following:

     (a) any right or license to engage in any activities on behalf of or in collaboration with any Third Party, other than a Development Partner of DYAX or a DYAX Collaborator;

     (b) any right or license to make or have made any amount (other than Research Quantities or except as authorized under Section 2.1(h)) of a Licensed Immunoglobulin or Product by practicing the XOMA Patent Rights or the XOMA Know-How; provided, however, that DYAX or, as applicable, a DYAX Collaborator shall be permitted to make or have made any Licensed Immunoglobulin by any means of its selection other than those which otherwise infringe a Valid Claim of the XOMA Patent Rights or utilize the XOMA Know-How; and/or

     (c) any right to release any Third Party, including a Development Partner of DYAX or a DYAX Collaborator, from any claim of infringement under the XOMA Patent Rights.

     2.5 Transfer Restrictions. (a) DYAX shall not (i) undertake any Antibody Phage Display Activities on behalf of a Third Party or (ii) Dispose of Licensed Antibody Phage Display Materials, a Licensed Immunoglobulin, Licensed Immunoglobulin Information or the product of the practice of any method within the scope of the XOMA Patents ("Transferred Materials") to any Third Party until (in the case of either clause (i) or clause (ii)) such time as it has provided to such Third Party the redacted copy of this Agreement referred to in Section
5.2 and the form of notice set out at Schedule 2.5.

     (b) If DYAX enters into a written arrangement with any Third Party arising out of or relating to activities as to which it or such Third Party does or intends to claim the benefits of any of the licenses or other grants provided for by this Agreement, such written arrangement shall contain provisions (i) pursuant to which the recipient of any Transferred Materials agrees to abide by each of the limitations, restrictions and other obligations provided for by this Agreement, including, without limitation, the restrictions on use of Transferred Materials for purposes other than Research and Development; (ii) implementing a covenant not to use Transferred Materials for any purpose other than for Research and Development purposes otherwise authorized by this Agreement; (iii) providing that the "first sale" doctrine does not apply to any Disposition and
(iv) permitting a DYAX Collaborator to further Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of a DYAX

Collaborator and who executes a written agreement in which its undertakes all of the obligations applied to the transferring party. XOMA shall be, and the agreements subject to this Section 2.5 shall provide that XOMA shall be, an intended third party beneficiary with respect to the foregoing provisions.

     2.6 Reports, Records and Audits. (a) Thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter commencing after the Effective Date, DYAX shall deliver to XOMA a written report which shall specify the name, address and contact person for each and every DYAX Collaborator and any person or entity receiving Licensed Antibody Phage Display Materials or a Licensed Immunoglobulin. The reports delivered by DYAX to XOMA pursuant to this Section 2.6(a) shall be Confidential Information of DYAX.

     (b) Not later than thirty (30) days after the end of each calendar year, commencing with the first calendar year to commence after the Effective Date, as and to the extent publicly disclosed by DYAX (whether in press releases, government filings or otherwise), DYAX shall deliver to XOMA written materials pertaining to the current status of activities or compositions of matter as to which DYAX claims the right of license hereunder.

     (c) DYAX shall maintain records fully and properly reflecting those activities to be reported to XOMA pursuant to Sections 2.6(a) and (b) (the "Records"), in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes for at least three (3) years. Upon the written request of XOMA and not more than once in each calendar year, DYAX shall permit an independent consultant appointed by XOMA, at XOMA's expense, to have access during normal business hours to such of the records of DYAX as may be reasonably necessary to verify compliance with the terms of this Agreement, as well as the accuracy of the reports hereunder. DYAX shall certify any statements by DYAX personnel as to their accuracy and correctness. The consultant shall not be permitted to see or receive any specific information concerning targets or antibodies of either DYAX or any of its collaborators and shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of DYAX unless disclosure is required by law, regulation or judicial order.

     2.7 Ownership; Enforcement. At all times XOMA will retain ownership of the XOMA Patent Rights and may use and commercialize such XOMA Patent Rights itself or with any Third Party. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Know-How and the XOMA Patent Rights. In addition to the requirements of Section 2.6, DYAX shall give XOMA prompt notice of any infringement of any of the XOMA Patent Rights by a Third Party engaging in a Commercial Antibody Phage Display Business which comes to DYAX's attention during the term of this Agreement.

DYAX will reasonably cooperate with XOMA with respect to any actions XOMA may choose to take related to the enforcement, maintenance or protection of the XOMA Patent Rights.

     2.8 Oppositions and/or Appeals to Oppositions. DYAX hereby agrees not to enter into any opposition to and/or appeal from any decision by the patent authorities of any country on the XOMA Patent Rights and shall not assist or otherwise cooperate with another party in any such opposition or appeal.

     2.9 Release From Past Infringement. XOMA releases DYAX from any claims, demands, and rights of action arising out of and/or based upon any act or omission committed by DYAX prior to the Effective Date, including, without limitation, claims of infringement under the XOMA Patent Rights (the "Release"), and XOMA releases those Third Parties identified upon Schedule 2.9(i) from any claims, demands, and rights of action arising out of and based upon any infringement of the XOMA Patent Rights (the "Third Party Release"); provided, however, that the Release and Third Party Release provided for in this Section
2.9 shall extend only to claims, demands or rights of action existing as of the Effective Date and which arose solely out of those activities specified in
Schedule 2.9(ii). Nothing in this Section 2.9 shall be deemed to be a release of any claim, demand or right of action XOMA may now or in the future have against [*] or any of their collaborators (except, in the case of any such collaborator that is also a collaborator of DYAX, to the extent such collaborator's activities with DYAX are directly and exclusively within the scope of the Third Party Release). The Release and the Third Party Release shall become irrevocable only upon receipt by XOMA of payment in full by DYAX of all installments of the amounts set forth in Section 4.1 and shall be revoked in their entirety and null and void ab initio, immediately and without further action of the parties, in the event any installment of such amounts is not received by XOMA on or prior to the fifteenth day following written notice to DYAX from XOMA of DYAX's breach in the payment of the full amount of such installment on or prior to the payment date for such installment as set forth in Section 4.1, regardless of any payment received thereafter.


                                    ARTICLE 3

                          DYAX grant of rights TO XOMA


     3.1 License Grants. Subject to the other terms and conditions of this Agreement, DYAX hereby grants to XOMA, on its own behalf and on behalf of its Development Partners, a fully paid up, non-exclusive, royalty-free, worldwide license under the DYAX Patent Rights, to discover, isolate, optimize, develop, offer to use, use, offer for sale, sell, make, have made, export and import Immunoglobulins or products containing or comprising an Immunoglobulin in the XOMA Field of Use, including without limitation the right to conduct phage display under the DYAX Patent Rights but excluding the conduct of phage display as a Commercial Antibody Phage Display Business. XOMA shall not have the right to sublicense its license rights under the DYAX Patent Rights to any Third Party. XOMA may not transfer to any Third Party any phage display library the use of which by XOMA is otherwise licensed hereunder if the use thereof by such Third Party would infringe a Valid Claim of the DYAX Patent Rights. For the avoidance of doubt, nothing herein is intended to prevent XOMA from transferring any Immunoglobulin or any product containing or comprising an Immunoglobulin to a Development Partner of XOMA or a Third Party working on behalf of XOMA or a Development Partner of XOMA to make, have made, use, sell, have sold and import products, provided that the use of such Immunoglobulin or product by the Development Partner or Third Party does not infringe a Valid Claim of the DYAX Patent Rights. XOMA is licensed hereby to use phage display materials, including without limitation phage display libraries, received from any Third Party, free from any contractual obligations or limitations otherwise applicable thereto, so long as XOMA otherwise abides by the terms and conditions of this Agreement. Any use of such phage display materials by XOMA shall be governed in all respects by the provisions of this Agreement and not the provisions of any agreements between DYAX and any Third Party providing phage display materials to XOMA. Furthermore, for the avoidance of doubt, solely within the XOMA Field of Use, DYAX grants to XOMA, consistent with the other terms and conditions of this Agreement, a fully paid-up, non-exclusive, royalty-free worldwide right and license to use the DYAX Materials (as defined below).

     3.2 Covenant Not To Sue. DYAX covenants that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the DYAX Patent Rights against XOMA or any Development Partner of XOMA or misappropriation of the DYAX Materials against XOMA solely to the extent such claims arise out of (a) use of the DYAX Materials by XOMA as permitted under the provisions of this Agreement or (b) the discovery, isolation, optimization or development by XOMA, or the manufacture, use, offer for use, sale, offer for sale, importation and exportation, of any Immunoglobulin or product containing or comprising an Immunoglobulin which were discovered under conditions which but for this license would constitute misappropriation or infringement of the DYAX Patent Rights.

     3.3 DYAX Transfer to XOMA. (a) Within thirty (30) days after a written request by XOMA provided to DYAX within 18 months of the Effective Date, DYAX shall transfer to XOMA all of the materials, including without limitation the Licensed Antibody Phage Display Materials, specified on Schedule 3.3 (the "DYAX Materials"). DYAX shall provide up to two person-days of DYAX scientific staff time at DYAX's facilities during the first three months after transfer of the DYAX Materials to XOMA (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld) at no ex-pense to XOMA. Thereafter, XOMA will be able to consult with DYAX scientific staff at $2,500/person-day (based on an eight hour day) beyond the two person-days. The cost of all reasonable travel-related expenses will be fully reimbursed to DYAX by XOMA. The DYAX Materials shall be Confidential Information subject to Article 5.

     (b) DYAX represents and warrants that the DYAX Materials comprise the Licensed Antibody Phage Display Materials, including the know-how and protocols for using such Licensed Antibody Phage Display Materials, that DYAX customarily provides to licensees of antibody phage display libraries for screening purposes.

     3.4 Ownership; Enforcement. At all times DYAX will retain ownership or control of the DYAX Patent Rights and may use and commercialize such DYAX Patent Rights itself or with any Third Party. DYAX retains the right, at its sole discretion, to enforce, maintain and otherwise protect the DYAX Patent Rights. XOMA will reasonably cooperate with DYAX with respect to any actions DYAX may choose to take related to the enforcement, maintenance or protection of the DYAX Patent Rights.

     3.5 Oppositions and/or Appeals to Oppositions. XOMA hereby agrees not to enter into any oppositions to and/or appeal from any decision by the patent authorities of any country on the DYAX Patent Rights and shall not assist or otherwise cooperate with another party in any such opposition or appeal.


                                    ARTICLE 4

                                    PAYMENTS


     4.1 Technology Access and Release Fee. In consideration for the rights granted to DYAX and DYAX Collaborators pursuant to Sections 2.1, 2.2, 2.3 and 2.9, DYAX shall pay XOMA a fee of Three Million Five Hundred Thousand United States Dollars (US$3,500,000) payable in cash in six installments, with the first such installment, in the amount of Two Hundred and Fifty Thousand United States Dollars (US$250,000), due within five (5) business days of the Effective Date; the second such installment, in the amount of One Million Two Hundred and Fifty Thousand United States Dollars (US$1,250,000), due on or before December 15, 2002; and an additional installment, each in the amount of Five Hundred Thousand United States Dollars (US$500,000), due on or before the fifteenth day of the last month of each of four consecutive calendar quarters, commencing with the quarter beginning January 1, 2003. Technology transfer is included in the access fee and includes up to two person-days of XOMA scientific staff time at XOMA's facilities prior to December 31, 2002 (which period may be extended by mutual consent of the parties, which consent shall not be unreasonably withheld). Thereafter, DYAX will be able to consult with XOMA scientific staff at

$2,500/person-day (based on an eight hour day) beyond the two person-days.
The cost of all reasonable travel-related expenses will be fully reimbursed to XOMA by DYAX.

     4.2 Royalties. (a) During the term of this Agreement, DYAX shall pay to XOMA a royalty in cash equal to [*] percent ([*]%) of the Net Sales of any Product(s) in each calendar quarter, commencing with the first calendar quarter ending after the Effective Date. Notwithstanding the foregoing, no royalty shall be payable on Net Sales by or on behalf of a DYAX Collaborator that is not a Development Partner of DYAX where neither DYAX nor any Development Partner of DYAX directly or indirectly sells the Product.

     (b) Royalties due under this Article 4 shall be payable on a country-by-country and Product-by-Product basis from the First Commercial Sale of such Product until the expiration of the last-to-expire XOMA Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Product or the tenth anniversary of such First Commercial Sale, whichever is later.

     4.3 Commercially Reasonable Efforts. DYAX will use its commercially reasonable efforts to exploit the XOMA Patent Rights, generate and use Licensed Antibody Phage Display Materials, conduct Antibody Phage Display, discover, identify, characterize, develop and commercially launch Licensed Immunoglobulins and Products and/or maximize the amounts available to be shared with XOMA pursuant to this Article 4. DYAX shall also use commercially reasonable efforts to collect or receive any payments or other consideration due to it relating to any activities that would give rise to an obligation under Section 4.2.

     4.4 Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. Payments required pursuant to Section 4.2 hereof shall be due and payable to XOMA when the corresponding Net Sales are received by DYAX (or any joint venture or similar arrangement in which DYAX is a participant) and shall be paid within thirty (30) days of the end of each calendar quarter. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such payments relate.

     4.5 Payment Reports. After the First Commercial Sale of a Product on which royalties are required to be paid hereunder, DYAX shall make quarterly written reports to XOMA within thirty (30) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of DYAX. Concurrently with the making of such reports, DYAX shall pay XOMA the amounts specified in Section 4.2 hereof.

     4.6 Payment Records and Inspection. DYAX shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of DYAX for at least three (3) years following the end of the calendar quarter to which they pertain. Upon the written request of XOMA and not more than once in each calendar year, DYAX shall permit an independent consultant appointed by XOMA and reasonably acceptable to DYAX to have access during normal business hours to such of the records of DYAX as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request, unless a discrepancy is found. The consultant shall disclose to XOMA only the results and conclusions of its review and the specific details concerning any discrepancies. No other information shall be shared by the consultant without the prior consent of DYAX unless disclosure is required by law, regulation or judicial order. The consultant may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.6 shall be at the expense of XOMA, unless an underpayment exceeding five percent (5%) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid promptly by DYAX. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid promptly by DYAX, with interest from the date(s) such amount(s) were due at a rate equal to the lesser of the prime rate reported by the Bank of America plus two percent (2%) or the highest interest rate permitted under applicable law.


                                    ARTICLE 5

                                 CONFIDENTIALITY


     5.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving party in breach of this Agreement; or

     (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     5.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or government regulations or conducting clinical trials; provided, however, that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Attached hereto as Schedule 5.2 is a redacted copy of this Agreement which DYAX shall be free, without obtaining any consent from XOMA, to provide to Third Parties who indicate an interest in becoming a DYAX Collaborator or a Development Partner of DYAX.

     5.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other party; provided, that disclosures may be made as required by securities or other applicable laws, or to a party's accountants, attorneys and other professional advisors.

     5.4 Agreement Announcement. The parties hereby agree to the release of a press release in the form attached hereto as Schedule 5.4 upon full execution of this Agreement and that the consummation of this Agreement, as well as such terms as are expressly described in such press release, shall be deemed to be in the public domain.


                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES


     6.1 Representations and Warranties. (a) XOMA represents and warrants to DYAX that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the XOMA Patent Rights; (ii) XOMA has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of XOMA enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by XOMA shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     (b) DYAX represents and warrants to XOMA that: (i) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the DYAX Patent Rights, (ii) DYAX has the legal right, authority and power to enter into this Agreement; (iii) this Agreement shall constitute a valid and binding obligation of DYAX enforceable in accordance with its terms; and (iv) the performance of obligations under this Agreement by DYAX shall not result in a breach of any agreements, contracts or other arrangements to which it is a party.

     6.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

     (a) A warranty or representation by XOMA or DYAX as to the validity or scope of any claim or patent within the XOMA Patent Rights or the DYAX Patent Rights, as the case may be;

     (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party; (c) An obligation to bring or prosecute actions or suits against Third Parties for infringement of any of the XOMA Patent Rights or the DYAX Patent Rights;

     (d) An obligation to maintain any patent or to continue to prosecute any patent application included within the XOMA Patent Rights or the DYAX Patent Rights in any country; or

     (e) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of XOMA, DYAX or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the XOMA Patent Rights or the DYAX Patent Rights, as the case may be.

     6.3 No Other Warranties. EXCEPT AS OTHERWISE SET FORTH IN SECTION 6.1 ABOVE, NEITHER PARTY HERETO MAKES ANY WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, ARISING FROM COURSE OF DEALING OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

     6.4 Certain Agreements. DYAX represents and warrants that it has in its possession, and agrees that throughout the term of this Agreement it will maintain in an accessible location, true, complete and legible copies of each of the agreements set forth on Schedule 2.9 as in effect on the Effective Date, including all schedules, exhibits and other similar documents necessary for the correct interpretation of the provisions thereof.


                                    ARTICLE 7

                                 INDEMNIFICATION


     7.1 Indemnification of XOMA by DYAX. DYAX agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents (the "XOMA Indemnified Parties") harmless from and against any and all liabilities, losses and expenses (including, without limitation, attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any party other than DYAX (each, a "XOMA Liability") arising out of
(i) the possession, manufacture, use, sale or other disposition of Product, Antibody Phage Display Materials, Licensed Immunoglobulin or the provision of any service or goods relating thereto by DYAX or any customer, vendor or other representative of DYAX, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to DYAX pursuant to this Agreement, except to the extent, in each case, that such XOMA Liability is caused by the negligence or willful misconduct of XOMA.

     7.2 Indemnification of DYAX by XOMA. XOMA agrees to indemnify, defend and hold DYAX and its directors, officers, employees and agents (the "DYAX Indemnified Parties") harmless from and against any and all liabilities, losses and expenses (including, without limitation, attorneys and professional fees and other costs of litigation), resulting from any claims, demands or causes of action by any party other than XOMA (each, a "DYAX Liability") arising out of
(i) the possession, manufacture, use, sale or other disposition of products or materials resulting from the practice by XOMA of the DYAX Patent Rights, the use by XOMA of DYAX Materials or the provision of any service or goods relating thereto by XOMA or any customer, vendor or other representative of XOMA, whether based on breach of warranty, negligence, product liability or otherwise, or (ii) the exercise of any right granted to XOMA pursuant to this Agreement, except to the extent, in each case, that such DYAX Liability is caused by the negligence or willful misconduct of DYAX.

     7.3 Procedure. (a) To receive the benefit of indemnification under Section 7.1, a XOMA Indemnified Party must (i) promptly notify DYAX in writing of a claim or suit; provided, that failure to give such notice shall not relieve DYAX of its indemnification obligations except where, and solely to the extent that, such failure actually and materially preju-dices the rights of DYAX; (ii) provide reasonable cooperation (at DYAX's expense); and (iii) tender to DYAX (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the XOMA Indemnified Party or that imposes any obligation on the XOMA Indemnified Party shall be made without the XOMA Indemnified Party's consent. DYAX shall not have any obligation to indemnify the other party in connection with any settlement made without DYAX's written consent. The XOMA Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The XOMA Indemnified Party shall cooperate with DYAX (and its insurer), as reasonably requested.

     (b) To receive the benefit of indemnification under Section 7.2, a DYAX Indemnified Party must (i) promptly notify XOMA in writing of a claim or suit; provided, that failure to give such notice shall not relieve XOMA of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of XOMA; (ii) provide reasonable cooperation (at XOMA's expense); and (iii) tender to XOMA (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the DYAX Indemnified Party or that imposes any obligation on the DYAX Indemnified Party shall be made without the DYAX Indemnified Party's consent. XOMA shall not have any obligation to indemnify the other party in connection with any settlement made without XOMA's written consent. The DYAX Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The DYAX Indemnified Party shall cooperate with XOMA (and its insurer), as reasonably requested.


                                    ARTICLE 8

                              TERM AND TERMINATION


     8.1 Term. Subject to Sections 8.5 and 8.6 hereof, the term of this Agreement will commence on the Effective Date and (a) with regard to the license rights granted to XOMA by DYAX pursuant to Article 3, this Agreement shall remain in full force and effect until the last to expire of the DYAX Patent Rights, unless earlier terminated by DYAX pursuant to Section 8.2, 8.3 or 8.4; provided, however, that upon such expiration and absent any earlier termination pursuant to Section 8.2, 8.3 or 8.4, XOMA shall have a royalty-free, fully paid up right and license to continue to use the DYAX Materials as permitted by
Article 3; and (b) with regard to the license and other rights granted to DYAX and any DYAX Collaborators or Development Partners of DYAX by XOMA pursuant to
Article 2, this Agreement shall remain in full force and effect until the last to expire of the XOMA Patent Rights or the tenth anniversary of the First Commercial Sale of the last Product to be launched, whichever is later, unless earlier terminated by XOMA pursuant to Section 8.2, 8.3 or 8.4; provided, however, that, to the extent any of the XOMA Know-How is not included in the XOMA Patent Rights, upon such expiration and absent any earlier termination pursuant to Section 8.2, 8.3 or 8.4, DYAX shall have a royalty-free, fully paid up right and license to continue to use the XOMA Know-How as permitted by
Article 2.

     8.2 Termination for Material Breach. With regard to (a) the license rights granted to XOMA by DYAX pursuant to Article 3, or (b) the license and other rights granted to DYAX and any DYAX Collaborators or Development Partners of DYAX by XOMA pursuant to Article 2, this Agreement may be terminated by either DYAX or XOMA upon any material breach by XOMA or DYAX, as the case may be, of any material obligation or condition of the Agreement, in either case effective fifteen (15) days after giving notice to the breaching party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such breach is cured or shown to be non-existent within the aforesaid fifteen (15) or sixty (60) day period, the notice shall be deemed automatically withdrawn and of no effect and the notifying party shall provide written notice to the breaching party of the withdrawal. A termination of the breaching party's rights and licenses pursuant to this Section 8.2 shall not effect the non-breaching party's rights and licenses, which shall continue until otherwise terminated in accordance with this Agreement.

     8.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against either party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for either party, or proceedings are instituted by or against either party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if either party makes an assignment for the benefit of creditors, or substantially all of the assets of either party are seized or attached and not released within sixty
(60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     8.4 Contested Validity. If DYAX, a DYAX Collaborator or any person or entity controlled by any of the foregoing contests the validity or enforceability of any of the XOMA Patent Rights licensed hereunder, XOMA shall have the right to terminate all of the rights and licenses hereby granted to DYAX and any DYAX Collaborator under the XOMA Patent Rights; provided, however, that in the event a DYAX Collaborator contests the validity or enforceability of any of the XOMA Patent Rights licensed hereunder other than at the direction, and without the assistance or other involvement, of DYAX, then the foregoing termination right of XOMA shall apply only to the rights hereby granted to such DYAX Collaborator. If XOMA or any person or entity controlled by XOMA contests the validity or enforceability of any of the DYAX Patent Rights licensed hereunder, DYAX shall have the right to terminate all of the rights and licenses hereby granted to XOMA under the DYAX Patent Rights.

     8.5 Effect of Termination. (a) Termination of this Agreement shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

     (b) Upon any termination of this Agreement, DYAX and XOMA shall promptly return to the other party all Confidential Information received from the other party (except that each party may retain one copy for its files solely for the purpose of determining its rights and obligations hereunder).

     (c) Except as expressly provided in Sections 8.1 and 8.2, all licenses granted under Article 2 hereof shall terminate and be of no further effect upon the termination of this Agreement.

     8.6 Survival. Sections 2.6(c), 2.7, 2.8, 2.9, 3.3, 3.4, 4.2, 4.4, 4.5, 4.6,
8.2, 8.5 and 8.6, and Articles 1, 5, 6, 7 and 9 of this Agreement shall survive any termination hereof. Without limiting the foregoing, Article 2 of this Agreement shall survive any termination hereof by DYAX, and Article 3 of this Agreement shall survive any termination hereof by XOMA.


                                    ARTICLE 9

                            MISCELLANEOUS PROVISIONS


     9.1 Governing Laws. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of New York, without reference to conflicts of laws principles.

     9.2 Assignment. Neither party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other party, other than (a) to one or more Affiliates, (b) to a successor of XOMA Ltd. under a Change in

Control of XOMA Ltd. or to a successor of DYAX Corp. under a Change in Control of DYAX Corp. to which Section 9.3 does not apply, or (c) to a Third Party in connection with the transfer or sale of all or substantially all or its business relating to antibody selection, development and production and the provision of related services (other than (i) with respect to such a transfer or sale by DYAX, such a transfer or sale to any Person listed or described in Section 9.3 and (ii) with respect to such a transfer or sale by XOMA, such a transfer or sale to [*]. Any such attempted transfer or assignment in violation of this
Section 9.2 shall be void; provided, that in the event of a permitted Change in Control, the original party's (or its successor's) obligations hereunder shall continue. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     9.3 Certain Changes in Control. Notwithstanding any other provision of this Agreement to the contrary, the license and other rights granted pursuant to
Article 2 shall automatically terminate, without further action by the parties, in the event of (a) a transaction or series of related transactions in which [*] is a party and which results in a Change of Control of DYAX, or (b) a transaction or series of related transactions in which DYAX is a party and which results in a Change in Control of a person or entity described in clause (a) above.

     9.4 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

     9.5 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

     9.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered or sent in each case to the respective address specified below, or such other address as may be specified in writing to the other party hereto, and shall be effective on receipt:

         DYAX:                DYAX Corp.
                              300 Technology Square
                              Cambridge, MA 02139
                              U.S.A.
                              Attn:  Chief Executive Officer

         XOMA:                XOMA Ireland Limited
                              Shannon Airport House
                              Shannon, County Clare
                              Ireland
                              Attn: Company Secretary

         with a copy (which shall not constitute notice) to:

                              XOMA (US) LLC
                              2910 Seventh Street
                              Berkeley, CA 94710
                              U.S.A.
                              Attn: Company Secretary

     9.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or DYAX as partners or joint venturers with respect to this Agreement. Except as expressly provided herein, neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

     9.8 Compliance with Laws. In exercising their rights under this license, the parties shall comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

     9.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one party to the other are, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), licenses of rights to "intellectual property" as defined in Title XI. During the term of this Agreement each party shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against one party under Title XI, the other party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other party, shall be promptly delivered to it (a) upon such party's written request following the commencement of such bankruptcy proceeding, unless the party subject to such bankruptcy proceeding, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon such other party's request following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceeding. If a party has taken possession of all applicable embodiments of the intellectual property of the other party pursuant to this Section 9.9 and the trustee in bankruptcy of the other party does not reject this Agreement, the party in possession of such intellectual property shall return such embodiments upon request. If a party seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), the other party hereby elects, pursuant to Section 365(n) of Title XI, to retain all rights granted to it under this Agreement to the extent permitted by law.

     9.10 Use of Name. Neither party shall use the name or trademarks of the other party, except to the extent that a party is permitted to use the Confidential Information of the other party pursuant to Article 5, without the prior written consent of such other party.

     9.11 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

     9.12 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

     9.13 Arbitration. (a) Solely with respect to any dispute between the parties to this Agreement (other than any dispute which arises out of or relates to infringement, validity and/or enforceability of the XOMA Patent Rights or the DYAX Patent Rights) upon ten (10) days written notice, any party involved in the dispute may initiate arbitration by giving notice to that effect to the other party or parties involved in the dispute and by filing the notice with the American Arbitration Association or its successor organization ("AAA") in accordance with its Commercial Arbitration Rules. Such dispute shall then be settled by arbitration in New York, New York, in accordance with the Commercial Arbitration Rules of the AAA or other rules agreed to by the parties involved in the dispute, by a panel of three neutral arbitrators, who shall be selected by the parties involved in the dispute using the procedures for arbitrator selection of the AAA.

     (b) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Insofar as it applies, the United States Arbitration Act shall govern the interpretation of, enforcement of, and proceedings pursuant to the arbitration clause in this Agreement. Except insofar as the United States Arbitration Act applies to such matters, the agreement to arbitrate set forth in this Section 9.13 shall be construed, and the legal relations among the parties shall be determined in accordance with, the substantive laws of the State of New York.

     (c) The panel shall render its decision and award, including a statement of reasons upon which such award is based, within thirty (30) days after the arbitration hearing. The decision of the panel shall be determined by majority vote among the arbitrators, shall be in writing and shall be binding upon the parties involved in the dispute, final and non-appealable. Judgment upon the award rendered by the panel may be entered in any court having jurisdiction thereof in accordance with Section 9.14(a).

     (d) Except as provided under the United States Arbitration Act and with respect to the infringement, validity and/or enforceability of the XOMA Patent Rights or the DYAX Patent Rights, no action at law or in equity based upon any dispute that is subject to arbitration under this Section 9.13 shall be instituted.

     (e) All expenses of any arbitration pursuant to this Section 9.13, including fees and expenses of the parties' attorneys, fees and expenses of the arbitrators, and fees and expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be paid by the non-prevailing party.

     9.14 Venue; Jurisdiction. (a) Any action or proceeding brought by either party seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York. Each party (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and to the jurisdiction of any United States District Court in the State of New York, for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by any party or its successors or assigns,
(ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby waives and agrees not to seek any review by any court of any other jurisdiction that may be called upon to grant an enforcement of the judgment of any such New York state or federal court.

     (b) Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world. Each party consents to service of process by registered mail at the address to which notices are to be given pursuant to
Section 9.6. Nothing herein shall affect the right of a party to serve process in any other manner permitted by applicable law. Each party further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of its liability.

     (c) Each party agrees that it shall not, and that it shall instruct those in its control not to, take any action to frustrate or prevent the enforcement of any writ, decree, final judgment, award (arbitral or otherwise) or order entered against it with respect to this Agreement, the XOMA Patent Rights or the DYAX Patent Rights and shall agree to be bound thereby as if issued or executed by a competent judicial tribunal having personal jurisdiction situated in its country of residence or domicile.

     9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, XOMA and DYAX have executed this Agreement in duplicate originals by duly authorized officers.



DYAX CORP.                                     XOMA IRELAND LIMITED


By:                                            By:
      ------------------------------------          ------------------------------------
      Name:  Jack Morgan                            Alan Kane, Director
      Title:  Senior Vice President,                duly authorized for and on behalf of
                 Corporate Development and          XOMA Ireland Limited in the presence
                 Business Operations                of:



                                                    -------------------------------------


                                  SCHEDULE 1.9



                               Dyax Patent Rights

======================================================================================================
                         Application/
        Country           Patent No.         Filing Date            Patent No.             Issue Date
------------------------------------------------------------------------------------------------------
US                        07/664,989*            3/1/91              5,223,409                6/29/93
------------------------------------------------------------------------------------------------------
US                              9,319           1/26/93              5,403,484                 4/4/95
------------------------------------------------------------------------------------------------------
US                         08/057,667           6/18/93              5,571,698                11/5/96
------------------------------------------------------------------------------------------------------
US div                     08/415,922            4/3/95              5,837,500               11/17/98
------------------------------------------------------------------------------------------------------
US div                     08/993,776          12/18/97
------------------------------------------------------------------------------------------------------
US div                     09/192,067          11/16/98
------------------------------------------------------------------------------------------------------
US div                     09/192,068          11/16/98
------------------------------------------------------------------------------------------------------
PCT                        US89/03731            9/1/89
                        W09002809 pub           3/22/90
------------------------------------------------------------------------------------------------------
EPO                       89/910702.3            9/1/89                436,597                 4/2/97
                         EP436597 pub           7/17/91
------------------------------------------------------------------------------------------------------
EPO div                   96/112867.5            8/9/96                Allowed
                           768377 pub          6/97 pub
------------------------------------------------------------------------------------------------------
Japan                        89510087            9/1/89
                      JP4502700 (pub)           5/21/92
------------------------------------------------------------------------------------------------------
Canada                        610,176            9/1/89              1,340,288               12/29/98
------------------------------------------------------------------------------------------------------
Ireland                     IR89/2834            9/4/89
------------------------------------------------------------------------------------------------------
Israel                          91501            9/1/89                  91501                6/11/98
------------------------------------------------------------------------------------------------------
Israel                         3 divs           5/29/97
------------------------------------------------------------------------------------------------------
PCT                        US92/01456           2/27/92
                      W09215677 (pub)           9/17/92
------------------------------------------------------------------------------------------------------
EPO                       92/908057.0           2/27/92
------------------------------------------------------------------------------------------------------
Canada                        2105300           2/27/92
------------------------------------------------------------------------------------------------------
Japan                        92507558           2/27/92
------------------------------------------------------------------------------------------------------


======================================================================================================
                         Application/
        Country           Patent No.         Filing Date            Patent No.             Issue Date
------------------------------------------------------------------------------------------------------

PCT                        US92/01539           2/28/92
                      W09215679 (pub)           9/17/92
------------------------------------------------------------------------------------------------------
EPO                       92/908799.7           2/28/92
------------------------------------------------------------------------------------------------------
Canada                        2105303           2/28/92
------------------------------------------------------------------------------------------------------
Japan                        92508216           2/28/92
======================================================================================================


* CIP of US SN487,063 filed 3/2/90 which is a CIP of US SN240,160 filed 9/2/88 All Protein Engineering Corporation patent rights have been assigned to Dyax Corp.

                                 SCHEDULE 1.23

                               XOMA Patent Rights


Title: Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use

Inventors: Robinson, Liu, Horwitz, Wall, Better

1) Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

     COUNTRY                 SERIAL NO.                     PATENT NO.
     -------                 ----------                     ----------
     *United States          06/793,980
     Australia               65981/86                       Issued  606,320
     Canada                  521,909                        Abandoned
     Denmark                 3385/87                        Pending
     Taiwan                  75105650                       Issued  51922
     *United States          U.S. National Phase of
                             PCT/US86/02269

2) Based on PCT/US88/02514, which corresponds to U.S. Serial No. 07/077,528 which is a continuation-in-part of PCT/US86/02269 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

     COUNTRY                 SERIAL NO.                     PATENT NO.
     -------                 ----------                     ----------
     Australia               23244/88                       Issued   632,462
     Canada                  572,398                        Granted 1,341,235
     Denmark                 192/90                         Pending
     Europe                  EP 88907510.7                  Granted EP/0371998
                             EP 93100041.8                  Granted EP/0550400
                             EP 95119798.7                  Granted EP/0731167

     Austria
     Belgium
     France
     Germany
     Italy
     Luxembourg
     Netherlands
     Sweden
     Switzerland/
      Liechtenstein

     United Kingdom
     Japan                 506481/88                        Granted 2991720
     *United States        07/077,528

* Cases abandoned in favor of a continuing application.

3) Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

     COUNTRY                       SERIAL NO.              PATENT NO.
     -------                       ----------              ----------
     *United States                07/501,092
     *United States                07/987,555
     *United States                07/870,404
     *United States                08/020,671
     United States                 08/235,225              5,618,920
     United States                 08/299,085              5,595,898
     United States                 08/357,234              5,576,195
     United States                 08/472,696              5,846,818
     United States                 08/472,691              6,204,023
     United States                 08/467,140              5,698,435
     United States                 08/450,731              5,693,493
     United States                 08/466,203              5,698,417
     *United States                09/722,315
     United States                 09/722,425
     United States                 10/040,945

Title: AraB Promoters and Method of Producing Polypeptides, Including Cecropins,
       By Microbiological Techniques

Inventors: Lai, Lee, Lin, Ray, Wilcox

          Based on PCT/US86/00131 which is a continuation-in-part of U.S. Serial No. 06/695,309 filed January 28, 1985 (abandoned)

         COUNTRY                     SERIAL NO.               PATENT NO.
         -------                     ----------               ----------
         Europe                      EP 86900983.7            Granted EP/0211047
          Austria
          Belgium
          France
          Germany
          Italy
          Luxembourg
          Netherlands
          Sweden
          Switzerland/
          Liechtenstein
          United Kingdom

         Finland                     863891                   Granted 94774
         Japan                       500818/86                Granted 2095930
         Japan                       094753/94                Granted 2121896
         Norway                      863806                   Granted 175870
         *United States              06/695,309
         *United States              06/797,472
         United States               07/474,304               Granted 5,028,530

* Cases abandoned in favor of a continuing application.

Title:      Novel Plasmid Vector with Pectate Lyase Signal Sequence
Inventors:  Lei, Wilcox

          Based on U.S. Serial No. 07/142,039 filed January 11, 1988 and PCT/US89/00077

          COUNTRY                      SERIAL NO.           PATENT NO.
          -------                      ----------           ----------
          Australia                    29377/89             Issued/627443
          Canada                       587,885              1,338,807
          Europe                       EP 89901763.6        Granted EP/0396612
           Austria
           Belgium
           France
           Germany
           Italy
           Luxembourg
           Netherlands
           Sweden
           Switzerland/
           Liechtenstein
           United Kingdom
          Japan                        501661/89            Granted 2980626
          *United States               07/142,039

                                  SCHEDULE 2.2


                                       [*]

                                  SCHEDULE 2.5

                                 Form of Notice


XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to DYAX.

Under the license agreement with XOMA:

o DYAX cannot provide phage display services or transfer phage display materials, products or information to you without first showing you a redacted copy of its license from XOMA and this notice.

o If you and DYAX enter into a written agreement by which you become a "DYAX Collaborator," then you will be permitted to use DYAX phage display services, DYAX phage display materials, products and information to research, develop and commercialize antibody products.

o Collaborators do not, however, have the right to produce commercial quantities of such antibodies using XOMA's patented technology. Rather, collaborators only have the right to make research and development quantities of antibodies using the XOMA patent rights. Thereafter, unless the collaborator obtains a commercial production license from XOMA (which may be available), the collaborator must produce commercial quantities of antibodies using a method that does not infringe XOMA patent rights.

o Therefore, if you and DYAX enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:

o Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than research and development.

o A covenant not to use transferred materials for any purpose other than for research and development purposes otherwise authorized by the license agreement with XOMA.

o A provision that the "first sale" doctrine does not apply to any disposition of transferred materials.

o An agreement by you to further dispose of transferred materials only to a third party who otherwise meets the definition of a "DYAX Collaborator" set forth in the license agreement with XOMA and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

                                  SCHEDULE 2.9

                                       [*]

                                  SCHEDULE 3.3

                                       [*]

                                  SCHEDULE 5.4

                                  Press Release


XOMA Contact:                               Dyax Contact:
Laura Zobkiw, Corporate Communications      Jack Morgan, Senior Vice President,
                                            Corporate Development and Business
                                            Operations
Tel: (510) 204-7200                         Tel: (617) 250-5762
Email: Investorrelations@xoma.com           Email: jmorgan@dyax.com



                XOMA and Dyax Cross-License Antibody Technologies
                - Dyax Becomes Third Licensee of XOMA Technology
                       Among Antibody Library Companies -



BERKELEY, CA and CAMBRIDGE, MA - October 16, 2002 - XOMA Ltd. (Nasdaq: XOMA) and Dyax Corp. (Nasdaq: DYAX) announced today they have entered into a cross-licensing agreement for antibody-related technologies. Under the agreement, Dyax receives a license to use XOMA's antibody expression technology for developing antibody products for itself and for Dyax collaborators. Dyax also receives a license for the production of antibodies under the XOMA patents. XOMA will receive license and royalty payments from Dyax in addition to a Dyax antibody library and a license to Dyax's phage display patents known as the Ladner patents.

The agreement also provides for a release of Dyax and its collaborators from claims under the XOMA patents arising from any past activities using Dyax technology to the extent they also used XOMA's antibody expression technology and allows Dyax to use the XOMA technology in combination with its own technology in any future collaborations.

"We are very pleased to enter into this antibody related licensing arrangement with Dyax, a company with excellent capabilities in the important field of antibody discovery and selection," said Jack Castello, Chairman, President and Chief Executive Officer, XOMA Ltd. "Our license to Dyax, being the third such license this year with a significant antibody library company, further validates the fundamental position our antibody expression technology holds in the phage display arena. We are also pleased to expand our target discovery and therapeutic antibody development capabilities with the Dyax antibody library and a license to the Ladner patents, which are fundamental to the practice of antibody phage display."

"Through this agreement, Dyax is pleased to add XOMA's bacterial antibody expression technology to the package of technology and services we are able to provide to our current and future antibody technology customers," said Henry E. Blair, Chairman and CEO of Dyax Corp. "We are especially pleased to gain access to this key technology for Dyax's internal therapeutic product development and manufacturing programs."

About XOMA and its Antibody Expression Technology

Bacterial antibody expression is an enabling technology used to discover and screen, as well as develop and manufacture, recombinant antibodies for commercial purposes. Expression of antibodies by phage display technology depends upon the expression and secretion of antibody domains from bacteria as properly folded, functional proteins. XOMA scientists were the first to demonstrate the secretion of antibody domains directly from bacterial cells as fully functional, properly folded molecules. XOMA has received six U.S. patents to date that broadly cover the secretion of functional immunoglobulins from bacteria, including antibody fragments such as Fab and single-chain antibodies. Corresponding foreign patents have also been granted. Access to XOMA's patent estate is necessary for the practice of antibody phage display and other antibody screening applications.

XOMA develops and manufactures innovative biopharmaceuticals for disease targets that include cancer, immunological and inflammatory disorders, and infectious diseases. XOMA's programs include collaborations with: Genentech, Inc. on the Raptiva(TM) antibody for psoriasis (Phase III), rheumatoid arthritis (Phase II) and other indications; Onyx Pharmaceuticals, Inc. to develop and manufacture its ONYX-015 product for various cancers (Phase II and III); Baxter Healthcare Corporation to develop NEUPREX(R) (rBPI-21) for Crohn's disease (Phase II) and other indications; and Millennium Pharmaceuticals, Inc. on two biotherapeutic agents for certain vascular inflammation indications (preclinical). Earlier-stage development programs include compounds to treat cancer, retinopathies, autoimmune diseases and infections. For more information about XOMA's pipeline and activities, please visit XOMA's web site at www.xoma.com.

About Dyax and its Phage Display Technology
Dyax's Ladner patents have the earliest priority date for phage display patents in the United States and are the core patents in phage display technology. With 4 granted patents in the United States, Dyax has over 60 licensees to the Ladner patents, making this patent licensing program one of the most successful in the biotechnology industry. Access to the Ladner pat-ents is necessary to the practice of any display technology, including the display of antibodies, peptides, and proteins on any cell, spore, or virus, including bacteriophage.

Dyax Corp. is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products. The Company uses its patented phage display technology to rapidly identify a broad range of protein, peptide, and antibody compounds that bind with high affinity and high specificity to targets of interest, with the objective of selecting those compounds with the greatest potential for advancement into clinical development. Dyax currently has two recombinant proteins in phase I and II clinical trials. DX-88 is being studied in two indications (hereditary angioedema and cardiopulmonary bypass), while DX-890 is being studied for cystic fibrosis. Dyax leverages its technology broadly through licenses and collaborations in therapeutics and in non-core areas of affinity separations, diagnostics and imaging, and research reagents. Through its subsidiary, Biotage, Inc., Dyax develops, manufactures and sells chromatography separations systems and products worldwide for drug discovery and purification.

As to XOMA: Statements made in this news release related to collaborative arrangements and development capabilities, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to changes in the status of existing collaborative relationships, the availability of future collaborative relationships, the ability of collaborators and other partners to meet their obligations, the timing or results of pending or future clinical trials, market demand for products, actions by the Food and Drug Administration or the US Patent and Trademark Office, and uncertainties regarding the status of biotechnology patents, are discussed in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in evaluating XOMA's prospects.


As to Dyax: This press release contains forward-looking statements, including statements regarding collaborative arrangements and Dyax's technology. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect Dyax's collaborative arrangements and its technology in-clude the risks that Dyax may not be able to obtain and maintain intellectual property protection for its products and technologies; others may develop technologies or products superior to Dyax's technologies or products; and other risk factors described or referred to in Dyax's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law. Dyax and the Dyax logo are the registered trademarks of Dyax Corp.


                                      # # #